AMENDMENT TO THE
CUSTODY AGREEMENT

THIS AMENDMENT (“the Amendment”) is dated as of the last date in the signature block (the “Effective Date”) by and between ASSET MANAGEMENT FUND, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust listed on Exhibit B hereto, and

U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

WHEREAS, the parties entered into a Custody Agreement on the 9th day of January, 2020 (the “Agreement”); and

WHEREAS, the parties desire to amend Exhibit B of the Agreement to:

Add the following fund:

●	AMF Large Cap Equity Fund

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties; and authorized or approved by the Board of Trustees of the Trust

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

ASSET MANAGEMENT FUND,		U.S. BANK NATIONAL ASSOCIATION
on behalf of each series of the Trust listed on Exhibit B hereto

By:	/s/ David Bunstine	By:	/s/ Gregory Farley

Name:	David Bunstine	Name:	Gregory Farley

Title:	President	Title:	Senior Vice President

Date:	6/23/25	Date:	June 23, 2025

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EXHIBIT B

to the Custody Agreement

Separate Series of the Asset Management Fund

Name of Series

AAMA Equity Fund

AAMA Income Fund

AMF Large Cap Equity Fund